EXHIBIT A

                      CALIFORNIA INVESTMENT FUND, LLC
                       550 West C Street, 10th Floor
                            San Diego, CA 92101

CONFIDENTIAL
------------


September 29, 2000


The Board of Directors of Dynex Capital, Inc.
c/o Thomas H. Potts
President
Dynex Capital, Inc.
4551 Cox Road, Suite 300
Glen Allen, VA  23060

                       Re: Dynex Capital, Inc.
                           ------------------

Gentlemen:

     California Investment Fund, LLC ("CIF") is pleased to provide this Letter of Intent to confirm our mutual understanding regarding the proposed acquisition by CIF of Dynex Capital, Inc. ("Dynex") through a merger transaction (the "Merger"), as set forth in Sections 1 and 3 of the letter from CIF to Dynex dated September 12, 2000.

     To consummate the Merger, CIF will be required to devote a substantial amount of time, effort and resources. To induce CIF to do so, Dynex agrees as follows:

     1. Exclusivity and No Shop: Dynex and each of its subsidiaries and affiliates, and their respective directors, officers, employees, agents and representatives (collectively, the "Dynex Parties") will immediately terminate any and all existing discussions or negotiations with any person, corporation, partnership, limited liability company or other entity or group other than CIF and its affiliates (each, a "Third Party") with respect to the sale of Dynex or any of its subsidiaries, or any of their respective assets or businesses (except for those assets that relate to the tax-exempt bonds), whether through direct sale, merger, consolidation or other business combination or sale of securities or options or warrants to purchase any securities of Dynex or any of its subsidiaries, or any similar transaction involving Dynex, any of its subsidiaries or any division of Dynex or any of its subsidiaries (each an "Alternative Transaction"). In addition, for the three week period beginning on the date of your execution of this Letter of Intent (the "No-Shop Period"), Dynex and the other Dynex Parties will not, directly or indirectly, encourage, solicit, cooperate with, provide information for or otherwise engage in or facilitate discussions or negotiations with any Third Party concerning an Alternative Transaction. During the No-Shop Period CIF will use its best efforts to obtain the necessary financing commitments on terms reasonably satisfactory to CIF to consummate the Merger, complete its due diligence and obtain any consents that it believes are necessary or advisable to complete the Merger.

     2. Definitive Documentation: Promptly after the execution of this Letter of Intent, CIF and Dynex shall commence the negotiation of definitive agreements and documents related to the Merger, and CIF and Dynex agree to negotiate such documents in good faith.

     3. Inspection and Access to Information: From and after the date of execution of this Letter of Intent by the parties hereto, Dynex shall permit access to, and shall make available to CIF and its representatives and professional advisors for inspection and review, the properties, books, records, accounts, and documents of or relating to Dynex and its subsidiaries. Dynex shall also make its officers and employees available to CIF at reasonable times to discuss with CIF and its representatives and professional advisors the business and affairs of Dynex and its subsidiaries.

     4. Governing Law: This Letter of Intent shall be governed by the internal laws of the Commonwealth of Virginia.

     5. Counterparts: This Letter of Intent may be executed in counterparts, each of which shall be deemed to constitute an original but all of which together shall constitute one and the same instrument.

     6. Non-Binding: Except for the parties' obligations under Section 1 above, this Letter of Intent is not intended to create a binding obligation on either party.

     Please execute this Letter of Intent in the space provided below to indicate your acceptance of, and (to the extent set forth in Section 6 above) agreement to be bound by, this Letter of Intent and return an executed original to me by September 29, 2000. We look forward to working with you on this transaction.

                                          Very truly yours,

                                          CALIFORNIA INVESTMENT FUND, LLC



                                          By:/s/ Michael Kelly
                                             ----------------------------
                                             Name:  Michael Kelly

Agreed to and Accepted this
29th day of September, 2000

DYNEX CAPITAL, INC.



By:/s/ Thomas H. Potts
   -------------------------
   Name:  Thomas H. Potts
   Title: President